EXHIBIT 10.1

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type that the Company treats as private or confidential.

FIRST AMENDMENT TO THE FIRST AMENDED AND RESTATED PROGRAM AGREEMENT

THIS FIRST AMENDMENT TO THE FIRST AMENDED AND RESTATED PROGRAM AGREEMENT (the “First Amendment”) is made to be effective as of March 25, 2024 (the “Effective Date”), by and among Coastal Community Bank, a Washington chartered bank (“Coastal”), and Prosper Marketplace, Inc., a Delaware corporation (“Prosper”). Each of Coastal and Prosper shall also be referenced as a “Party” and collectively as the “Parties.”

RECITALS

A.            WHEREAS, Coastal and Prosper entered into that Amended and Restated Program Agreement, dated August 16, 2023, as may be amended or restated from time to time, (the “Program Agreement”), pursuant to which Prosper offers certain branded services to Customers on behalf of Coastal in connection with the marketing and servicing of certain credit card accounts; and

B.             WHEREAS, the Parties now desire to update and amend certain terms of the Program Agreement, pursuant to the terms and conditions herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             All Capitalized terms in this First Amendment, which are not otherwise defined herein, shall have the meaning given in the Program Agreement.

2.             Amendment to Section 7.1(a). Section 7.1(a) of the Program Agreement is hereby deleted and replaced with the following:

“(a)         Account Creation; Coastal Retention. Coastal and Prosper shall cooperate in the creation of the below accounts and any additional accounts needed to support the operation of the Program. Through March 31, 2024, Coastal shall retain the right to receive principal and interest earned on a minimum of ten percent (10%) of Customer Accounts designated pursuant to this Agreement, with the intention that Coastal will retain a minimum of ten percent (10%) of all credit card principal balances under the Program. Starting April 1, 2024, Coastal’s right of minimum retention shall decrease from ten percent (10%) to five percent (5%). The Parties acknowledge and agree that any and all credit card principal balances transferred from Coastal to Prosper in connection with the decrease in Coastal’s right of retention from ten percent (10%) to five percent (5%) shall be performed using a methodology designed to create a neutral (in terms of quality, including, but not limited to, standard credit quality metrics related to delinquency rates and FICO scores) allocation, which may include a randomized method ([***]) (the “Allocation Standards”), as approved by Coastal for compliance with the Allocation Standards (such approval not to be unreasonably withheld, conditioned or delayed and allocation by [***] to be deemed pre-approved by Coastal). The Parties acknowledge and agree that the designation of 10%, or 5%, as applicable, of Customer Accounts as Coastal Allocations in accordance with Section 7.1(b) may not, in practice, result in Coastal’s retention of a minimum of 10%, or 5%, as applicable, of all credit card principal balances as intended by the Parties. As such, the Parties may come together from time to time (annually, at a minimum), in good faith and make such adjustments as the Parties deem fair and equitable in light of the Parties’ aforementioned intent.”

3.             Amendment to Section 7.1(b). Section 7.1(b) of the Program Agreement is hereby deleted and replaced with the following:

“(b)         Allocation of Coastal Allocations and Prosper Allocations. Subject to Section 7.1(a), through March 31, 2024, Prosper will allocate and designate ninety percent (90%) of Customer Accounts as Prosper Allocations and ten percent (10%) of Customer Accounts as Coastal Allocations by a methodology designed to comply with the Allocation Standards. Starting April 1, 2024, the Parties agree that Prosper will allocate and designate ninety-five percent (95%) of Customer Accounts as Prosper Allocations and five percent (5%) of Customer Accounts as Coastal Allocations by the foregoing methodology. The Parties acknowledge that (i) it may not be reasonably practicable to achieve an exact allocation of 90% or 95% as Prosper Allocations, as applicable, and 10% or 5% as Coastal Allocations, as applicable, given the volume of Customer Accounts opened on any given date and the random allocation method, and (ii) any immaterial natural deviation from such percentage allocations shall not constitute a breach of this Agreement; provided, that Prosper shall use commercially reasonable efforts to allocate according to such percentage targets. With respect to new Accounts, Prosper shall use commercially reasonable efforts to perform such allocation on the same date on which each Customer Account is opened and, in any event, shall make such allocation by the end of the immediately following Business Day. In the event the allocation methodology set forth in this Section 7.1 with respect to allocation of Customer Accounts (or any portion thereof) is not commercially feasible for Prosper, the Parties will mutually agree upon an alternative allocation methodology for the relevant Credit Card balances or portions thereof in accordance with the intent set forth in this Section 7.1. Subject to Section 11.4, the Parties acknowledge and agree that Coastal continues to own all Customer Accounts and Receivables (until any such Receivable becomes a Prosper Purchased Receivable) corresponding to Prosper Allocations, subject to Prosper’s rights to receive certain funds as set forth in this Agreement.”

4.             Amendment to Section 7.3(a). Section 7.3(a) of the Program Agreement is hereby deleted and replaced with the following:

“(a)         Coastal Balance Sheet. Coastal shall maintain at least $200,000,000 and up to $350,000,000 of outstanding Retained Principal Receivables on Coastal’s balance sheet. In the event the outstanding balance of such Receivables meets a threshold amount to be mutually agreed upon by the Parties, but no less than [***], the Parties shall meet and cooperate in good faith to ensure that (i) Coastal will not hold more than $350,000,000 of outstanding Retained Principal Receivables on its balance sheet and (ii) the Program will not be adversely impacted or restricted. Notwithstanding, in the event the total outstanding balances of Retained Principal Receivables exceeds $350,000,000, Coastal may sell, and Prosper shall purchase, such Receivables in an amount to reduce the amount of such Receivables on Coastal's balance sheet to $350,000,000 or less; provided that such purchase shall be governed by Schedule 7.3 and the Receivables Sale Agreement.”

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5.             Amendment to Schedule 7.3(2). Section 2 of Schedule 7.3 is hereby deleted and replaced with the following:

“[***].”

6.             Amendment to Schedule 7.3(3). Section 3 of Schedule 7.3 is hereby deleted and replaced with the following:

“[***].”

7.             Modifications. Any alteration, change, or modification of or to the Program Agreement, as amended by this First Amendment, in order to become effective, shall be made by written instrument or endorsement thereon and in each such instance executed on behalf of each party hereto.

8.             Counterparts. This First Amendment and any documents required to be executed by the parties hereunder may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument as though all signatures appeared on one document.

9.             Remaining Provisions. To the extent that this First Amendment modifies or is inconsistent or conflicts with the Program Agreement, the terms of this First Amendment shall control. All other provisions of the Program Agreement, as amended, shall remain in full force and effect.

10.           No Release of Covenants. Nothing in this First Amendment shall be interpreted to release either Party of its rights or obligations under the Program Agreement.

[Signature Page to Follow]

FIRST AMENDMENT TO THE AMENDED AND RESTATED PROGRAM AGREEMENT	Page 3

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Amended and Restated Program Agreement to be effective on the Effective Date written above.

COASTAL COMMUNITY BANK

/s/ Michael Culp
By: Michael Culp
Its: Chief Revenue Officer

PROSPER MARKETPLACE, INC.

/s/ Usama Ashraf
By: Usama Ashraf
Its: Chief Financial Officer and President

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